UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2018

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ribbon Executive Officers Elect to Receive Shares of Common Stock Instead of Cash Bonuses under the 2018 Annual Cash Bonus Program.  On December 17, 2018, Ribbon Communications Inc. (the “Company”) and each of Franklin W. Hobbs, the Company’s President and Chief Executive Officer; Daryl E. Raiford, the Company’s Executive Vice President and Chief Financial Officer; Kevin Riley, the Company’s Executive Vice President, Advanced Research and Development and Chief Technology Officer; Michael Swade, the Company’s Executive Vice President, Global Sales; and Susan Villare, the Company’s Senior Vice President, Financial Planning and Analysis and Treasurer  (collectively, the “Ribbon Executive Officers”) executed a letter agreement (each, an “Agreement” and collectively, the “Agreements”).

Under the terms of the Agreements, the Ribbon Executive Officers had the ability to elect to receive 10%, 20%, 30%, 40% or 50% of their fiscal year 2018 bonuses under the Company’s Senior Management Cash Incentive Plan (the “2018 Bonus”), if any are earned, in the form of shares of the Company’s common stock (the “2018 Bonus Shares”).  The number of 2018 Bonus Shares granted to each Ribbon Executive Officer will equal (i) his or her elected percentage times his or her actual 2018 Bonus earned, if any, divided by (ii) the closing price of the Company’s common stock on the Bonus Payment Date (as defined below), less any shares withheld to cover applicable withholding taxes.  The portion of each Ribbon Executive Officer’s 2018 Bonus that is not subject to the aforementioned election will be paid in cash. To the extent any Ribbon Executive Officer had not entered into his or her Agreement, he or she would have been paid the entire 2018 Bonus, if any, in the form of cash.  The amount of the 2018 Bonus, if any, for each Ribbon Executive Officer will be determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company subject to the terms of the 2018 bonus program under the Senior Management Cash Incentive Plan and will be payable following the end of the fiscal year on such date as determined by the Compensation Committee (the “Bonus Payment Date”).

The 2018 Bonus Shares (if any) will be granted pursuant to the Company’s Amended and Restated Stock Incentive Plan on the Bonus Payment Date, consistent with the timing of normal 2018 cash bonus payouts, and will be fully vested as of such grant date.  Each Ribbon Executive Officer has agreed not to sell or otherwise dispose of the 2018 Bonus Shares until the 5-month anniversary of the grant date (except in connection with applicable tax withholding obligations).  This contractual holding period may be waived by the Compensation Committee in its sole discretion, upon the Ribbon Executive Officer’s death or disability or upon a showing of undue hardship.  Each Ribbon Executive Officer must be employed on the grant date for the 2018 Bonus Shares (if any are granted) to be eligible to receive such shares.

The Agreements also state that, notwithstanding the foregoing, the Compensation Committee retains the right, in its sole discretion, to pay each Ribbon Executive Officer’s entire 2018 Bonus in cash as opposed to payment in 2018 Bonus Shares.  Further, if the Company is the subject of an acquisition or change of control prior to the Bonus Payment Date and the Compensation Committee (or a similar committee of the Company’s successor) elects to pay the entire 2018 Bonus, if any, in cash, such cash payment will be made as if the Ribbon Executive Officer’s election with respect to 2018 Bonus Shares was of no force or effect.

Pursuant to their individual Agreements, Mr. Hobbs has elected to receive 50% of his 2018 Bonus, if any, in 2018 Bonus Shares; Mr. Raiford has elected to receive 30% of his 2018 Bonus, if any, in 2018 Bonus Shares; and each other Ribbon Executive Officer has elected to receive 20% of his or her 2018 Bonus, if any, in 2018 Bonus Shares.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of each Agreement, the form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Form of Letter Agreement between Ribbon Communications Inc. and each of Franklin W. Hobbs, Daryl E. Raiford, Kevin Riley, Michael Swade, and Susan Villare.

Exhibit Index

10.1	Form of Letter Agreement between Ribbon Communications Inc. and each of Franklin W. Hobbs, Daryl E. Raiford, Kevin Riley, Michael Swade, and Susan Villare.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2018	RIBBON COMMUNICATIONS INC.

	By:	/s/ Justin K. Ferguson
		Name:	Justin K. Ferguson
		Title:	Executive Vice President and General Counsel